UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Bemis Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
Neenah, WI 54956
Telephone: (920) 727-4100

March 23, 2007

Dear Stockholders:

This year we are holding the Annual Meeting of Bemis Company, Inc. in the Doty Ballroom of the Holiday Inn Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah, Wisconsin. The meeting will be held on Thursday, May 3, 2007, at 9:00 a.m., Central Daylight Time. You are cordially invited to attend. We will report on Bemis’ results for 2006 and provide comments on the upcoming year. You will also have ample opportunity both before and after the meeting to meet and talk informally with our Directors and Officers. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

Sincerely,

Jeffrey H. Curler
President, Chief Executive Officer
and Chairman of the Board

BEMIS COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2007

We will hold the Annual Meeting of Stockholders of Bemis Company, Inc. in the Doty Ballroom of the Holiday Inn Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah, Wisconsin, on Thursday, May 3, 2007, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.                To elect four directors for a term of three years.

2.                To ratify the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm.

3.                To vote upon a proposal submitted by a stockholder, if properly presented at the meeting.

4.                To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 9, 2007, will be entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors

James J. Seifert,
Vice President, Secretary and General Counsel

March 23, 2007

PLEASE EXECUTE YOUR PROXY PROMPTLY

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

Neenah, Wisconsin 54956

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2007

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The Board of Directors of Bemis Company, Inc. (the “Company”) is soliciting your proxy in connection with the Annual Meeting of Stockholders to be held on Thursday, May 3, 2007. The proxies will vote the shares represented by all properly executed proxies that we receive prior to the meeting and not revoked in accordance with your instructions. You may revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company. You may vote by internet, by telephone, by mail, or by delivery of your proxy in person at any time prior to the meeting. Voting by internet or telephone must be completed before 11:59 p.m., Eastern Time on May 2, 2007.

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, by fax, or by internet by our Directors, officers or other regular employees without remuneration other than regular compensation.

The mailing address of our principal executive offices is One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669. This Proxy Statement and the form of proxy, which is enclosed, are being mailed to stockholders commencing on or about March 23, 2007.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business on March 9, 2007, will be entitled to vote at the meeting. As of that date, we had outstanding 104,589,616 shares of Common Stock. Each share entitles the stockholder of record to one vote. Cumulative voting is not permitted.

Unless otherwise specified in the Proxy, a Company proxy will vote your proxy for the four nominees set forth herein and for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and against the stockholder proposal. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in this Proxy Statement. Abstentions will be treated as shares that are present and entitled to vote. Abstentions will have the effect of a vote “against” the particular matter. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.”  Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as voted for the purpose of determining the approval of the particular matter.

OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

There are no persons known to us who own, as of December 31, 2006, more than 5% of our outstanding Common Stock.

Shares Available for Issuance under Our Equity Compensation Plans

The following table details as of December 31, 2006, for Directors, Executive Officers, and all other participants in our equity compensation plans:

(a)           The aggregate number of shares to be issued upon the exercise of outstanding stock options and the vesting of performance units (commonly referred to as restricted stock units);

(b)          The weighted average exercise price of all outstanding options; and

(c)           The number of shares remaining available for future issuance under equity compensation plans.

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	5,211,615	(1)	$19.92	(2)	7,389,928	(3)
Equity Compensation Plans Not Approved by Security Holders	-0-		N/A		-0-
TOTAL	5,211,615	(1)	$19.92	(2)	7,389,928	(3)

(1)          Includes outstanding options and restricted stock units.

(2)          Represents weighted-average exercise price of outstanding options only. Restricted stock units do not have an exercise price.

(3)          May be issued as options or restricted stock units.

Security Ownership of Directors and Executive Officers

The following table lists the beneficial ownership of our Common Stock as of March 9, 2007, by each director, each nominee for director, each Executive Officer of the Company named in the Summary Compensation Table in this Proxy Statement, and all of our Directors and Executive Officers as a group.

Beneficial Owner	Direct(1)	Voting or Investment Power(2)		Right to Acquire (3)	Total	Percent of Outstanding Shares
William F. Austen	50,336	0		122,000	172,336	*
William J. Bolton	3,968	0		10,797	14,765	*
Jeffrey H. Curler	726,292	405,520	(4)	1,246,318	2,378,130	2.2%
David S. Haffner	20,937	0		2,445	23,382	*
Barbara L. Johnson	1,968	0		10,797	12,765	*
Timothy M. Manganello	8,272	0		4,312	12,584	*
Nancy P. McDonald	100,073	477,378	(5)	2,445	579,896	*
Roger D. O’Shaughnessy	5,468	0		29,028	34,496	*
Paul S. Peercy	1,218	0		2,481	3,699	*
Edward N. Perry	246,251	11,600		7,340	265,191	*
William J. Scholle	6,568	0		8,012	14,580	*
Gene H. Seashore	25,023	0		157,420	182,443	*
Henry J. Theisen	62,160	0		261,990	324,150	*
Philip G. Weaver	3,221	0		2,612	5,833	*
Gene C. Wulf	62,896	0		285,186	348,082	*
All Executive Officers and Directors as a Group (18 persons)	1,386,062	906,550		2,428,163	4,720,775	4.4%

*                    Less than one percent (1%).

(1)          These shares are held individually or jointly with others, or in the name of a bank, broker, or nominee for the individual’s account. Also included are vested restricted stock units and shares resulting from option exercises and shares held in 401(k) accounts of Executive Officers.

(2)          This column includes other shares over which Directors and Executive Officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3)          Includes shares which may be acquired pursuant to rights to acquire upon vesting or upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan, 1994 Stock Incentive Plan and the 2001 Stock Incentive Plan. Also includes grants under our Time Accelerated Restricted Stock Award Program to Executive Officers.

(4)          Includes 97,020 shares in a trust of which Mr. Curler is a co-trustee in which he disclaims any beneficial ownership. Includes 258,500 shares in a trust of which Mr. Curler is a co-trustee in which he disclaims any beneficial ownership. Also includes 50,000 shares which represents Mr. Curler’s 16.7 percent beneficial interest in a trust.

(5)          Includes the 23.93 percent beneficial interest that Mrs. McDonald holds in a limited liability company, which includes a 23 percent interest as a trustee and an undivided 0.93 percent interest as a beneficiary. Mrs. McDonald disclaims any beneficial ownership except to the extent of the 0.93 percent ownership interest.

INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for three-year terms. The Nominating and Corporate Governance Committee of the Board of Directors has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2010 and will serve until their successors have been duly elected and qualified. Each nominee has indicated a willingness to serve as a director, but in case any nominee is not a candidate for any reason, proxies named in the accompanying proxy card may vote for a substitute nominee selected by the Nominating and Corporate Governance Committee.

Director-Nominees for Terms Expiring in 2010

NANCY P. McDONALD, 68	Director Since 1982

Mrs. McDonald has been the Corporate Secretary of Hillcrest Corporation, a private holding company, since 2004 and has been a director of Hillcrest Corporation since 1979. She is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

JEFFREY H. CURLER, 56	Director Since 1992

Mr. Curler is President, Chief Executive Officer and Chairman of the Board of the Company. He has been President since 1996, Chief Executive Officer since 2000 and Chairman of the Board since 2006. He was Chief Operating Officer from 1998 to 2000. From 1982 to 1996, he served as President of Curwood, Inc., a subsidiary of the Company. From 1973 to 1982, he held various R&D or operations positions within the Company. Mr. Curler is also a director of Valspar Corporation. He is Chair of the Executive and Finance Committee.

ROGER D. O’SHAUGHNESSY, 64	Director Since 1997

Mr. O’Shaughnessy is President and Chief Executive Officer of Cardinal Glass Industries, Inc., a private manufacturer of glass, including insulating glass units for window manufacturers. He has held this position for more than five years. He is a member of the Compensation Committee, the Executive and Finance Committee, and the Nominating and Corporate Governance Committee.

DAVID S. HAFFNER, 54	Director Since 2004

Mr. Haffner is President and Chief Executive Officer of Leggett & Platt, Inc., a diversified manufacturing company listed on the New York Stock Exchange. He has been Chief Executive Officer since 2006 and has served as President since 2002. He previously served as Chief Operating Officer from 1999 to 2006 and as Executive Vice President of Leggett & Platt from 1995 to 2002. He is also a director of that corporation. He is Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Directors Whose Terms Expire in 2009

WILLIAM J. BOLTON, 60	Director Since 2000

Mr. Bolton is a consultant to the food distribution industry. He was Executive Vice President of SUPERVALU, Inc. and President and Chief Operating Officer Corporate Retail from 1997 to 2000. SUPERVALU is a food distribution and food retailing company. From 1995 to 1997 he was Chairman and Chief Executive Officer of Bruno’s, a supermarket company. He was elected to the Board of Directors of Ace Hardware Corporation in 2004. He is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Executive and Finance Committee.

BARBARA L. JOHNSON, 56	Director Since 2002

Ms. Johnson is the Vice Chancellor for Business and Finance for the University of Nebraska at Kearney. She has held that position since 2007. From 2004 to 2007 she served as a consultant for various institutions of higher education advising on financial and administrative matters. She previously was Vice President and Treasurer of Carleton College, Northfield, Minnesota from 2000 to 2004. Prior to that she was Vice President for Finance and Administration of Mars Hill College, Mars Hill, North Carolina from 1997 to 2000 and Assistant Controller of The Ohio State University, Columbus, Ohio from 1990 to 1997. She is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

PAUL S. PEERCY, 66	Director Since 2006

Mr. Peercy is currently Dean of the College of Engineering at the University of Wisconsin-Madison. He has been Dean since 1999. From 1996 to 1998 he was President of SEMI/SEMATECH in Austin, Texas. From 1968 to 1995 he served in various departments of the Sandia National Laboratories in Albuquerque, New Mexico. Mr. Peercy is also a director of Sonic Foundry, Inc. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

GENE C. WULF, 56	Director Since 2006

Mr. Wulf is Senior Vice President and Chief Financial Officer of the Company. He has been Senior Vice President since 2006 and Chief Financial Officer since 2002. He previously was Vice President, Treasurer and Chief Financial Officer from 2002 to 2006, Vice President and Controller from 1998 to 2002 and Vice President and Assistant Controller from 1997 to 1998. From 1975 to 1997, he held various financial positions within the Company. Mr. Wulf is also a director of A. O. Smith Corporation.

Directors Whose Terms Expire in 2008

EDWARD N. PERRY, 60	Director Since 1992

Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and since 2006 has been Of Counsel to the law firm of Sullivan, Weinstein & McQuay, P.C. He was a partner at Perkins, Smith & Cohen, LLP from 1990 to 2003 and was Of Counsel to Perkins, Smith & Cohen from 2004 to 2005. He is a member of the Audit Committee, Executive and Finance Committee and the Nominating and Corporate Governance Committee.

WILLIAM J. SCHOLLE, 60	Director Since 2001

Mr. Scholle is Chairman and Chief Executive Officer of Scholle Corporation, a private company, headquartered in Irvine, California, engaged in bag-in-box packaging, metallized plastics and paper, flexible shipping containers, marine salvage devices and battery electrolyte. Mr. Scholle has held this position for more than five years. He is a member of the Audit Committee, Executive and Finance Committee and the Nominating and Corporate Governance Committee.

TIMOTHY M. MANGANELLO, 57	Director Since 2004

Mr. Manganello is Chairman of the Board and Chief Executive Officer of BorgWarner Inc., a company listed on the New York Stock Exchange and a leader in highly engineered components and systems for vehicle powertrain applications worldwide. He has been Chairman and Chief Executive Officer since 2003. He previously served as Executive Vice President and served as President and General Manager of BorgWarner Torq Transfer Systems from 1999 to 2002. He is a director of BorgWarner Inc. and Federal Reserve Bank of Chicago—Detroit Branch. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

PHILIP G. WEAVER, 54	Director Since 2006

Mr. Weaver is Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a global company listed on the New York Stock Exchange, specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. He has been Vice President and Chief Financial Officer since 1998. He previously served as the Vice President of the tire division from 1994 to 1998 and as Controller of the tire division from 1990 to 1994. He is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

HENRY J. THEISEN, 53	Director Since 2006

Mr. Theisen has been Executive Vice President and Chief Operating Officer of the Company since 2003. He previously was Vice President of Operations and President of High Barrier Products from 2002 to 2003 and President of Curwood, Inc. from 1998 to 2003. From 1975 to 1998, he held various research and development, marketing, and management positions within the Company.

CORPORATE GOVERNANCE

Corporate Governance Documents

You can electronically access all of our committee charters, our standards of business conduct, and our Principles of Corporate Governance at our website at www.bemis.com under the Company Overview section or by writing to us at Bemis Company, Inc., Attention Company Secretary at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669. Hard copies will be provided to any stockholder or any interested party upon request. We have adopted a Financial Team Code of Ethics that is filed as an exhibit to our Annual Report on Form 10-K. We intend to promptly post on our website any amendments to, or waivers from, the Financial Team Code of Ethics or Bemis Ethics Guide following the date of such amendment or waiver.

Director Independence

The Board has determined that all Directors and director-nominees, with the exception of Messrs. Curler, Theisen, and Wulf, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange (“NYSE”). The Board has affirmatively determined that each of the following non-employee Directors, who collectively constitute a majority of the Board and all of the members of the Audit Compensation, and Nominating and Corporate Governance Committees of the Board, is independent:

•       William J. Bolton

•       David S. Haffner

•       Barbara L. Johnson

•       Timothy M. Manganello

•       Nancy P. McDonald

•       Roger D. O’Shaughnessy

•       Paul S. Peercy

•       Edward N. Perry

•       William J. Scholle

•       Philip G. Weaver

In accordance with the NYSE director independence rule, the Board looked at the totality of the circumstances to determine a director’s independence. To be independent a director must be, among other things, able to exercise independent judgment in the discharge of his or her duties without undue influence from management. The Board considered information provided by the Directors and Director-nominees and concluded none of the independent Directors or independent director-nominees have any relationships with Bemis, except Mr. Scholle who has an immaterial relationship with Bemis. Mr. Scholle is President and Chief Executive Officer of Scholle Corporation. We have purchased, at market competitive prices, metallized film and metallized services from a subsidiary of Scholle Corporation. The Board has determined that under the totality of circumstances, Mr. Scholle remains independent from management and is able to discharge the duties of an independent director. Total sales to Bemis by the Scholle Corporation and its subsidiaries comprise less than 2% of Scholle Corporation’s consolidated gross revenues. None of the other non-employee Directors has a relationship described in Rule 303A.02 of the NYSE Rules or any other relationship affecting independence that the Board considered in making its determination.

The Board of Directors

All 12 members then comprising the Board of Directors attended the Annual Stockholders Meeting in 2006. The Board does not have a formal written policy requiring members to attend the Stockholders Meeting, although all members have traditionally attended. The Board of Directors held four meetings during the year ended December 31, 2006. All Directors attended at least 75 percent of Board meetings and meetings of Committees on which they served.

Committees of the Board

The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The table below shows current membership for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward N. Perry	William J. Bolton	William J. Bolton*
Barbara L. Johnson	David S. Haffner*	David S. Haffner
Nancy P. McDonald	Roger D. O’Shaughnessy	Barbara L. Johnson
Paul S. Peercy	Timothy M. Manganello	Timothy M. Manganello
William J. Scholle		Nancy P. McDonald
Philip G. Weaver*		Roger D. O’Shaughnessy
Paul S. Peercy
Edward N. Perry
William J. Scholle
Philip G. Weaver

*                    Committee Chair

The Executive and Finance Committee did not meet in 2006. It has such powers as are delegated to it by the full Board.

The Audit Committee held 11 meetings in 2006. The Audit Committee’s principal function is to assist the Board by performing the duties described in the Audit Committee Charter. It has oversight responsibility for the integrity and fair presentation of our financial reporting. It is also responsible for the selection, compensation and oversight of our independent registered public accounting firm. The Board has determined that all members of the Audit Committee are financially literate and that Philip G. Weaver is a financial expert as defined by the Securities and Exchange Commission.

The Compensation Committee held two meetings in 2006. The Compensation Committee has a Compensation Committee Charter. It approves the compensation of the Executive Officers and also reviews management’s recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards and payouts. The Compensation Committee performs the duties described in the Compensation Committee Charter.

The Nominating and Corporate Governance Committee held four meetings in 2006. The Nominating and Corporate Governance Committee has a Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee performs the duties described in the Nominating and Corporate Governance Committee Charter. Included among its duties, the Committee recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest-ranking officer become vacant. The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the Board. As specified in our Principles of Corporate Governance, the Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members, as well as the composition of the Board as a whole, in the context of our needs. The Nominating and Corporate Governance Committee will review all nominees for director and recommend to the Board those nominees who have attributes it believes would be most beneficial to us. This assessment will include such issues as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board. The Principles of Corporate Governance also set forth certain requirements regarding Board size, Directors who experience job changes, director terms, other board service, retirement and independence matters.

Nominations for Directors

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Director candidates must meet the minimum qualifications set forth in the Principles of Corporate Governance and the Nominating and Corporate Governance Committee will assess director candidates in accordance with the factors described in the Principles of Corporate Governance. Stockholders who wish to suggest qualified candidates to the Committee should write the Secretary of the Company at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, stating in detail the candidate’s qualifications for consideration by the Committee.

If a stockholder wishes to nominate a director other than a person nominated by or on behalf of the Board of Directors, he or she must comply with certain procedures set out in our Bylaws. Under our Bylaws, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Company not less than 90 days before the first anniversary of the previous year’s annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting, together with the written consent of such person to serve as a director.

In accordance with the listing standards of the New York Stock Exchange, William J. Bolton has served as the independent lead director for independent director meetings. Bemis’ independent Directors meet at regularly scheduled executive sessions without management at which Mr. Bolton presides. Executive sessions without management are held at the beginning and conclusion of every Board meeting.

Bemis hires Beal Associates, a search firm, to help identify and facilitate the screening and interview process of director-nominees. To be considered by the Nominating and Corporate Governance Committee, a director-nominee must have experience as a Board member or senior officer of a public or private company or have achieved national prominence in a relevant field or have possessed other relevant experience. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Committee to review and helps set up interviews. The Committee, the Chairman of the Board and our Chief Executive Officer interview candidates that meet the criteria, and the Committee selects nominees that best suit the Board’s needs.

Communications with the Board

The Board provides a process for stockholders and other interested parties to send communications to the Board or any of the Directors. Interested parties may communicate with the Board or any of the

Directors by sending a written communication to Bemis Company, Inc., c/o Secretary of the Company at One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, 920-727-4100. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Directors, Executive Officers and persons who own more than 10 percent of our Common Stock file initial reports of ownership of our Common Stock and changes in such ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of copies of forms submitted to us during and with respect to 2006 and on written representations from our Directors and Executive Officers, all required reports were filed on a timely basis during 2006, except for one Form 4 for Nancy P. McDonald due to a trust agent’s reporting error.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has approved a written policy whereby the Audit Committee must approve any transaction with a related person, as defined in Rule 404 of Regulation S-K (“Related Person Transaction”) before commencement of such transaction; provided, however, that if the transaction is identified after it commences, it shall be brought to the Committee for ratification. The Related Person Transaction should be presented to the Audit Committee by an Executive Officer requesting that the Audit Committee consider the Related Person Transaction at its next meeting. The Executive Officer presenting the transaction must advise the Audit Committee of all material terms of the transaction.

The Audit Committee has delegated authority to the Audit Committee Chairman to, upon request of an Executive Officer, approve Related Person Transactions if they arise between Committee meetings. The Chairman may take any action with respect to such Related Person Transaction that the Committee would be authorized to take, or, in his or her discretion, require that the matter be brought before the full Committee. Any action taken by the Chairman shall be reported to the Committee at its next regularly scheduled meeting.

Standards for Approval of Transactions

The Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:

•       whether the terms are fair to us;

•       whether the transaction is material to us;

•       the role the related person has played in arranging the Related Person Transaction;

•       the structure of the Related Person Transaction; and

•       the interests of all related persons in the Related Person Transaction.

A Related Person Transaction will only be approved by the Committee if the Committee determines that the Related Person Transaction is beneficial to us and the terms of the Related Person Transaction are fair to us.

Approval Process

The Committee may, in its sole discretion, approve or deny any Related Person Transaction. Approval of a Related Person Transaction may be conditioned upon us and the related person taking any or all of the following additional actions, or any other actions that the Committee deems appropriate:

•       requiring the related person to resign from, or change position within, an entity that is involved in the Related Person Transaction with us;

•       assuring that the related person will not be directly involved in negotiating the terms of the Related Person Transaction or in the ongoing relationship between us and the other persons or entities involved in the Related Person Transaction;

•       limiting the duration or magnitude of the Related Person Transaction;

•       requiring that information about the Related Person Transaction be documented and that reports reflecting the nature and amount of the Related Person Transaction be delivered to the Committee on a regular basis;

•       requiring that we have the right to terminate the Related Person Transaction by giving a specified period of advance notice; or

•       appointing a Company representative to monitor various aspects of the Related Person Transaction.

In the case of any transaction for which ratification is sought, the Committee may require amendment or termination of the transaction, or implementation of any of the above actions, if the Committee does not ratify the transaction.

Transactions with Related Persons during Fiscal Year 2006

Item 404 of Regulation S-K requires that we disclose any transactions between us and any related persons, as defined by Item 404, in which the amount involved exceeds $120,000 (the “404 Threshold Amount”).

During 2006, we and our subsidiaries purchased, at market competitive prices, approximately $12.6 million of polyester and polyester copolymer products from Pacur, Inc. Ronald Johnson, brother-in-law of Jeffrey H. Curler, is President of Pacur, Inc.

During 2006, we and our subsidiaries purchased, at market competitive prices, approximately $2.7 million of metallized film and metallizing services from Vacumet Corporation, a subsidiary of Scholle Corporation. Such sales comprised less than 2% of Scholle Corporation’s consolidated gross revenues. During the same period, we and our subsidiaries, sold, at market competitive pricing, approximately $322,000 of film to Vacumet Corporation. William J. Scholle, a director of the Company, is President and Chief Executive Officer of Scholle Corporation.

At the request of the Audit Committee, consisting entirely of independent Directors, PricewaterhouseCoopers LLP conducted a review of the above transactions. Based on PricewaterhouseCoopers LLP’s report, the Audit Committee determined that these transactions were at least as fair to us as if they had been consummated with non-related parties.

Robert Krostue is the brother-in-law of Jeffrey H. Curler. Mr. Curler is a director and our President, Chief Executive Officer and Chairman of the Board. Mr. Krostue is employed by Perfecseal, Inc., one of our subsidiaries, as Vice President of Manufacturing. He was paid targeted total cash in 2006 of approximately $55,000 more than the 404 Threshold Amount. Mr. Krostue has been employed by us for 29 years.

Todd Woods is the brother-in-law of Henry J. Theisen. Mr. Theisen is a director and our Executive Vice President and Chief Operating Officer. Mr. Woods was employed by Curwood Inc., a subsidiary of Bemis, as Vice President, Manufacturing and was paid targeted total cash in 2006 of approximately $17,000 more than the 404 Threshold Amount. Mr. Woods had been employed by us for 35 years and recently retired.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Committee (the “Committee”) has been assigned and empowered by the Bemis Board of Directors to review and approve the compensation of its Executive Officers. In addition, the Committee provides a recommendation to the Board of Directors as to the competitive pay package for its Directors. For the year 2006, there were eight (8) employee Executive Officers and ten (10) non-employee Directors. The individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.”  The components of the compensation and benefits provided to all Executive Officers, including the Named Executive Officers, are similar in design.

Executive Compensation Philosophy and Objectives

The Committee believes its responsibility is to provide effective compensation plans that align the interests of stockholders and management. The Committee believes that the most effective compensation plans are those that reward achievement of specific annual, long-term and strategic goals. The elements of this philosophy are to:

•       attract and retain key talent;

•       motivate individuals to achieve our goals;

•       achieve results that add shareholder value; and

•       grow long term earnings.

Accordingly, the Committee has designed and approved compensation plans that include base salary, short-term performance-based cash incentives and long-term incentives in the form of restricted stock. In addition, we have historically provided a defined benefit pension plan. The Plan was partially frozen in 2006 and replaced with a defined contribution profit sharing plan (the Bemis Investment Profit Sharing Plan “BIPSP”).

The Committee believes that the simplicity of our executive compensation plans has been instrumental in achieving our strong historical total shareholder return in a challenging and complex marketplace.

Compensation Decisions

The Committee makes all decisions regarding changes in compensation and material benefit plans. The Committee selected Towers Perrin, an independent, outside compensation consultant, to assist it in developing relevant market data using competitive benchmarks and its knowledge of the job requirements of each of the Executive Officers. To maintain Towers Perrin’s independence, management does not utilize any of its services. The Committee most recently consulted with Towers Perrin in 2006. The Chief Executive Officer also presents recommendations to the Committee based on the performance of all of the other Executive Officers. The Board conducts an annual performance evaluation of the Chief Executive Officer and considers input from Towers Perrin and the Vice President of Human Resources in setting Chief Executive Officer compensation. In setting compensation for all Executive Officers, the Committee exercises its independent judgment, utilizing recommendations from Towers Perrin and, in the case of other Executive Officers, the Chief Executive Officer.

In designing the competitive benchmarks, Towers Perrin used a peer group reflective of the packaging industry. We selected the following companies for the peer group:

•       Avery Dennison Corporation;

•       Ball Corporation;

•       Crown Holdings, Inc.;

•       Pactiv Corporation;

•       Sealed Air Corporation; and

•       Sonoco Products Company.

None of these companies competes directly in all of our product categories; however, they are the most directly competitive, publicly traded companies. We believe that management talent comes from a much broader range of industries, from both publicly and privately held businesses. As a result, the Committee uses discretion in applying the peer group data in establishing compensation levels that are competitive within the broader market. Compensation consultants have typically been engaged to provide benchmarking data once every three years, and may be engaged more frequently in the future.

The Committee uses the peer group data primarily to ensure that the executive compensation plans, as a whole, are competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when we achieve the targeted performance levels. The individual’s relative position is driven by individual and Company performance. For 2007, the Committee elected a total compensation target range at the 50th percentile. The Committee is confident that the design of the compensation components, especially the long-term component, has been integral in attracting and retaining the executive talent necessary to meet our objectives.

2006 Executive Compensation Components

For the year 2006, the principal components of compensation for all Executive Officers, including all Named Executive Officers were:

•       Base salary;

•       Performance-based cash incentives (non-equity incentive compensation);

•       Long-term equity compensation;

•       Retirement and other benefits;

•       Perquisites; and

•       Compensation and benefits, in the event of termination, including a change of control.

Base Salary

The base salary is a guaranteed component of Executive Officer annual cash compensation that attracts and retains our Executive Officers. The value of base salary reflects the Executive Officer’s skill set and the market value of that skill set. During an annual review of base salaries, the Committee uses, in addition to the benchmarking data, an internal review of the compensation relative to other Executive Officers, individual performance, and the recommendations submitted by the Chief Executive Officer. In years where compensation consultants are not engaged, salaries would be adjusted using similar criteria used for other Bemis salaried employee base pay adjustments.

Performance—Based Cash Incentives - (non-equity incentive compensation)

The 1997 Bemis Executive Officer Performance Plan (BEOPP) was re-approved by the stockholders in May 2005. The purpose of the BEOPP is to provide incentives to our Named Executive Officers to produce a superior stockholder return. Amounts paid under the terms of the BEOPP are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Administered by the Committee, the BEOPP sets target award levels based on a percent of each Named Executive Officer’s annual base compensation. The target percentage is established by the Committee based on the benchmarking data and other factors previously discussed. That percent of annual base compensation becomes the normal award. The attainment of predetermined adjusted earnings per share (EPS) growth dictates the percent of payment of the normal award. Adjusted EPS is based on the Company’s reported EPS, adjusted for items determined by the Committee to be unusual and/or non-recurring. The Committee determined that for 2006, the EPS target was 106% of the previous year’s EPS. If this target were achieved, the Named Executive Officers would receive 100% of the normal award value. If our EPS is less than 90% of the previous year’s EPS, no award is paid. At 114% EPS achievement, the Plan would pay two-times the normal award. Named Executive Officers can also earn an additional ten (10) percent of normal award if annual sales increase by eight (8) percent over the previous year.  The BEOPP chart below indicates the range of payouts:

If EPS Comparison Year over Year Is:	Then	Payout as a % of Normal Award is:
<90%	=	0%
90%	=	25%
95%	=	48.4375%
100%	=	71.875%
102%	=	81.25%
106%	=	100%
108%	=	125%
111%	=	162.5%
114%	=	200%
PLUS 10% of Normal Award if Sales Growth = to or > 8%

In 2006, we achieved a year-over-year performance increase in adjusted earnings per share of seventeen percent, and therefore the Named Executive Officers earned a bonus payout of two times the normal award. We did not increase sales in excess of eight (8) percent and therefore the additional sales-related payment was not made.

For 2007, the Committee has approved the BEOPP design, with the same EPS growth targets shown in the chart above.

Long Term Incentive Compensation

In May 2006, our stockholders approved the Bemis Company, Inc. 2007 Stock Incentive Plan (the “Plan”). This Plan provides for issuance of equity units to all Executive Officers and other key employees. The purpose of this Plan is to enable us to retain and motivate key employees by providing them the opportunity to acquire meaningful equity ownership in the Company. The Committee has selected restricted stock units as the form of equity awards for Executive Officers and other key employees. In 2006, the Committee approved restricted stock units for approximately 200 key employees. This Plan has proven to be a critical retention tool for all Executive Officers, as well as other key employees. By virtue of its years of experience with the Plan, the Compensation Committee has continued to support the issuance of restricted stock units to participants, which aligns the interests of Executive Officers and key employees with those of our shareholders.

For all Executive Officers, the Committee provides annual grants of restricted stock units that vest after a five-year period, subject to accelerated vesting for retirement eligible participants. The Committee uses a formula tied to base salary to set the number of restricted stock units awarded annually. The Committee considers recommendations from Towers Perrin and sets the percent of base salary used for each Executive Officer’s award. The Committee has set the formula as a percent of base salary, divided by a fixed share price to determine the number of restricted stock units awarded. The fixed share price is used for a three year time period. This fixed share price is equal to an average month-end closing price for the year, adjusted for a forfeiture-based discount provided by Towers Perrin that is used for a three year time period. This formula was used for awards in 2004, 2005 and 2006, based on the average adjusted 2003 share price. Grants for the three-year period commencing in 2007 were based on the same formula using a fixed average 2006 adjusted share price.

In 2002, we placed holding requirements on all Executive Officers for any restricted stock units granted after November 30, 2002. These holding requirements specify that each Executive Officer hold, for a period of not less than three years, one-half of the net amount of shares issued. These restrictions expire after the three-year period or upon termination or retirement.

Retirement and Other Employee Benefits

We offer retirement plans that are intended to supplement the employee’s personal savings and social security. All employees in the United States are eligible to participate in a retirement plan, profit sharing plan, savings plan or a combination thereof.

We offer core employee benefits coverage to:

•       provide our employees with a reasonable level of financial support in the event of illness or injury, and

•       enhance productivity and job satisfaction through programs that focus on work/life balance.

Core benefits available are the same for all United States employees and Executive Officers, and include medical and dental coverage, wellness, disability insurance, and life insurance. In addition, the Bemis 401k Savings Plan (BIIP & BIPSP) and the Bemis retirement plans provide a reasonable level of retirement income reflecting employee’s careers with us. These plans are generally available to all United States employees, including Executive Officers. We also offer non-qualified supplemental retirement and savings plans, which provide certain additional retirement benefits, including benefits that cannot be provided through the qualified plans due to various Internal Revenue Service limits.

The cost of employee benefits is partially borne by the employee, including each Executive Officer.

Perquisites

We do not provide significant perquisites or personal benefits to Executive Officers. We discontinued most perquisites to Executive Officers in 2005 and 2006, with the exception of some limited use of our plane by the Chief Executive Officer and reimbursement of some automobile-related expenses. The

Committee has authorized the Chief Executive Officer to use our plane for personal use to maximize the Chief Executive Officer’s efficiency and availability to the Company.

Change of Control Agreements (Management Agreements)

We entered into management agreements with the Executive Officers to ensure retention and action in the best interests of the shareholders in the event of a change of control. In 2005, the elements of the management agreements were benchmarked against comparable regional companies of similar size. The agreements were subsequently revised and approved by the Committee. The Committee authorized us to enter into management agreements with all Executive Officers, which provide benefits only upon a change of control event and subsequent termination. Please see the “Management Agreements” section in this proxy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

David S. Haffner, Chairman
Roger D. O’Shaughnessy
William J. Bolton
Timothy M. Manganello

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
			(1)	(2)	(3)	(4)	(5)	(6)
Jeffrey H. Curler, President, Chief Executive Officer and Chairman of the Board	2006	1,010,000	N/A	2,470,168	N/A	1,616,000	677,635	25,377	5,799,180
Gene C. Wulf, Senior Vice President and Chief Financial Officer	2006	478,000	N/A	706,418	N/A	525,800	191,008	24,392	1,925,618
Henry J. Theisen, Executive Vice President and Chief Operating Officer	2006	532,000	N/A	1,086,238	N/A	638,400	362,639	20,326	2,639,603
William F. Austen, Vice President Operations	2006	399,000	N/A	600,760	N/A	399,000	114,593	36,750	1,550,103
Gene H. Seashore, Vice President Human Resources	2006	372,000	N/A	523,199	N/A	372,000	104,675	9,894	1,381,768

(1)           No discretionary bonuses were paid in 2006.

(2)           Represents amounts recognized for financial reporting purposes for compensation earned in 2006, utilizing assumptions discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2006, for all restricted stock units, calculated in accordance with FAS 123(R), disregarding any estimate for service based forfeitures.

(3)           Options have not been awarded since 2003 and all option awards vested prior to 2006.

(4)           The amounts in this column reflect cash awards paid to the named individuals under the BEOPP, which is discussed in further detail in the Compensation Discussion and Analysis.

(5)           The amounts in this column reflect the actuarial increase in the present value of the Named Executive Officers’ benefits under all pension plans established by us. Interest rate and mortality rate assumptions used are consistent with those shown in our financial statements. Mr. Austen’s amount also includes above-market interest rate earnings of $1,561. See Pension Benefits for more detailed information.

(6)           The amounts in this column include:

Name	401k Match BIIP ($)	BIPSP Payment ($)	Life Insurance ($)	Tax Gross Ups \($)	Perquisites ($)	TOTAL ($)
	(a)	(b)
Jeffrey H. Curler	5,500		4,902		14,975	25,377
Gene C. Wulf	5,500		2,208	1,339	15,345	24,392
Henry J. Theisen	5,500		1,330		13,496	20,326
William F. Austen	4,850	19,950	634		11,316	36,750
Gene H. Seashore	5,500		1,662		2,732	9,894

(a)           The BIIP 401(k) is available to all eligible salaried and non-union hourly employees, including all Executive Officers and Named Executive Officers. Participants contribute by making tax advantaged or pre-tax employee contributions that are then matched by us in Bemis stock. The match is 50 percent of the first two (2) percent of employee contributions and then a 25 percent match on any contributions above two (2) percent up to an eight (8) percent maximum match. To qualify for participation, the employee must meet all eligibility requirements and regularly contribute to the Plan at a minimum of three (3) percent of covered pay for the entire year

(b)          The BIPSP is provided to those Executive Officers who do not qualify for the BRP. This Plan provides for a minimum contribution of two (2) percent of eligible annual earnings. If certain earnings per share targets are met, we will provide up to a maximum contribution of five (5) percent of eligible earnings. For 2006, the maximum contribution of five (5) percent was made. The Supplemental BIPSP non-qualified Plan allows for contributions that would otherwise be limited in the qualified BIPSP Plan due to IRS limits.

(c)           Perquisites consist of the following amounts:

Name	Company Auto/Gas Reimbursement/ Parking($)	Club Dues/ Assessments/ Initiation($)	Use of Company Airplane($)	Misc. Recreational ($)	TOTAL($)
	(i)	(ii)	(iii)	(iv)
Jeffrey H. Curler	1,533		13,442		14,975
Gene C. Wulf	360	13,825		1,160	15,345
Henry J. Theisen	10,264	3,232			13,496
William F. Austen	7,502	3,814			11,316
Gene H. Seashore	2,732				2,732

(i)              The phase out of leased automobiles began in July 2005.

(ii)           Club dues for personal use were discontinued in 2006.

(iii)        We have a Board approved policy for personal use of our airplane.

(iv)         Market value of corporate hockey tickets utilized by the Named Executive Officer.

GRANTS OF PLAN BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Market
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Max ($)	Stock Units (#)	Value ($)
				(1)		(2)	(3)
Jeffrey H. Curler	01/01/06	10/24/05				130,000	3,623,100
			0	808,000	1,696,800
Gene C. Wulf	01/01/06	10/24/05				37,000	1,031,190
			0	262,900	552,090
Henry J. Theisen	01/01/06	10/24/05				48,000	1,337,760
			0	319,200	670,320
William F. Austen	01/01/06	10/24/05				29,000	808,230
			0	199,500	418,950
Gene H. Seashore	01/01/06	10/24/05				26,000	724,620
			0	186,000	390,600

(1)          The Bemis Executive Officer Performance Plan (BEOPP) is an annual non-equity cash incentive program. The BEOPP provides guidelines for the calculation of annual non-equity incentive based compensation, subject to the Compensation Committee’s oversight and approval. The short-term, non equity incentive plan’s measurement for payout is the increase in earnings per share over the previous year. Each Named Executive has a target award opportunity (normal award) that is assigned as a percentage of annual base pay. These targets range from 40% of annual base pay to 80% of annual base pay for our Named Executive Officers (as determined by the Compensation Committee). This normal award is subsequently adjusted by EPS performance, utilizing a performance scale (see performance scale in Compensation Discussion and Analysis).

(2)          The Restricted Stock Award Plan provides for issuance of equity units to all Executive Officers and other key employees, including the Named Executive Officers. For all Executive Officers, the Committee provides annual grants of restricted stock units that vest after a five-year period, subject to accelerated vesting for retirement eligible participants. The Committee uses a formula tied to base salary to set the number of restricted units awarded annually. The Committee considers recommendations from Towers Perrin and sets the percent of base salary used for each Executive Officer’s award. The Committee has set the formula as a percent of base salary, divided by a fixed share price to determine the number of restricted units awarded. The fixed share price is equal to an average month-end closing price for the year, adjusted for a forfeiture based discount provided by Towers Perrin and is used for a three year time period. This formula was used for units awarded in 2004, 2005 and 2006, based on the average adjusted 2003 share price. Grants for the three-year period commencing in 2007 were based on the same formula using a fixed average 2006 adjusted share price. The restricted stock units entitle Executive Officers to receive dividend equivalent payments on the number of outstanding restricted stock units.

(3)          Grant Date Fair Value is the number of units, multiplied by the market price on grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Restricted Stock Awards
				(1)	(2)		(3)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Jeffrey H. Curler	150,000	0	22.5156	10/07/07
	43,352	0	18.8125	01/01/09
	61,126	0	17.4375	01/01/10
	200,000	0	18.8125	05/03/10
	122,146	0	16.7813	01/01/11
	53,872	0	24.5900	01/01/12
	82,282	0	24.8150	01/01/13
					(5)	37,957	1,289,779
					(6)	12,508	425,022
					(7)	42,400	1,440,752
					(8)	73,800	2,507,724
					(9)	104,000	3,533,920
Gene C. Wulf	50,000	0	22.5156	10/07/07
	9,710	0	18.8125	01/01/09
	12,500	0	17.4375	01/01/10
	21,414	0	16.7813	01/01/11
	14,176	0	24.5900	01/01/12
	24,082	0	24.8150	01/01/13
					(5)	9,989	339,426
					(6)	3,661	124,401
					(7)	12,800	434,944
					(8)	21,000	713,580
					(9)	29,600	1,005,808
Henry J. Theisen	22,358	0	24.5900	01/01/12
	31,608	0	24.8150	01/01/13
					(4)	50,000	1,699,000
					(5)	15,753	535,287
					(6)	24,024	816,336
					(7)	42,000	1,427,160
					(8)	45,000	1,529,100
					(9)	48,000	1,631,040
William F. Austen					(4)	40,000	1,359,200
					(4)	40,000	1,359,200
					(8)	27,000	917,460
					(9)	29,000	985,420
Gene H. Seashore	10,992	0	15.8750	02/03/10
	12,392	0	16.7815	01/01/11
	10,470	0	24.5900	01/01/12
	16,798	0	24.8150	01/01/13
					(5)	7,377	250,670
					(6)	2,554	86,785
					(7)	8,800	299,024
					(8)	14,400	489,312
					(9)	20,800	706,784

(1)           All options expire 10 years from date of issuance.

(2)           The restricted stock award plan provides for issuance of equity units to all Executive Officers and other key employees, including the Named Executive Officers. For all Executive Officers, the Committee provides annual grants of restricted stock units that vest after a five-year period, subject to accelerated vesting for retirement eligible participants. The Committee uses a formula tied to base salary to set the number of restricted shares awarded annually. The Committee considers recommendations from Towers Perrin and sets the percent of base salary used for each Executive Officer’s award. The Committee has set the formula as a percent of base salary, divided by a fixed share price to determine the number of restricted shares awarded. The fixed share price is equal to an average month-end closing price for the year, adjusted for a forfeiture based discount provided by Towers Perrin and is used for a three year time period. This formula was used for awarding units in 2004, 2005 and 2006, based on the average adjusted 2003 share price. Grants for the three-year period commencing in 2007 were based on the same formula using a fixed average 2006 adjusted share price.

(3)           Market value of shares or units is determined by multiplying the number of units by the December 29, 2006 Bemis closing stock price ($33.98).

(4)           Two of the Named Executives hold performance units awarded prior to becoming an Officer and these awards have a six-year vesting period.

(5)           Number of restricted stock units awarded on 1/1/02 that have not vested. The units will vest on January 1, 2007, subject to accelerated vesting for retirement eligible participants.

(6)           Number of restricted stock units awarded on 1/1/03 that have not vested. The units will vest on January 1, 2008, subject to accelerated vesting for retirement eligible participants.

(7)           Number of restricted stock units awarded on 1/28/04 that have not vested. The units will vest on January 1, 2009, subject to accelerated vesting for retirement eligible participants.

(8)           Number of restricted stock units awarded on 1/1/05 that have not vested. The units will vest on January 1, 2010, subject to accelerated vesting for retirement eligible participants.

(9)           Number of restricted stock units awarded on 1/1/06 that have not vested. The units will vest on January 1, 2011, subject to accelerated vesting for retirement eligible participants.

OPTION EXERCISE AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
	(1)		(2)
Jeffrey H. Curler	90,864	1,310,600	(3)	88,756	2,539,309
			(4)	84,308	2,864,786
Gene C. Wulf			(3)	15,560	445,172
			(4)	24,461	831,185
Henry J. Theisen

William F. Austen

Gene H. Seashore			(3)	9,006	257,662
			(4)	16,954	576,097

(1)          Represents options exercised in 2006 and the total value realized is determined by calculating the difference in value between the stock price on the date of grant and the stock price on the date of exercise.

(2)          For all retirement eligible Executive Officers, restricted stock units vest at the rate of 1/60th per month until age 60, when all units are vested. The figures represent the number of shares that vested in 2006 for each Named Executive Officer.

(3)          Stock units vested and distributed in 2006.

(4)          Stock units vested but not yet distributed to the Named Executive Officer. Dollar amount represents the year-end stock closing price multiplied by the number of units vested.

NON-QUALIFIED DEFERRED COMPENSATION

Officers	Exec Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jeffrey H. Curler					1,364,636	0
Gene C. Wulf
Henry J. Theisen
William F. Austen			6,886	(1)	46,874	99,319
Gene H. Seashore

(1)          Of Mr. Austen’s earnings, $1,561 was above-market and is reflected in the Summary Compensation Table.

Deferred compensation shown above was provided under the terms of the Bemis Long-Term Deferred Compensation Plan. The Plan allows deferral of short-term cash incentives. Earnings shown were credited at a rate equal to the prime rate as of the beginning of the year, compounded on a quarterly basis.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the Retirement Plans and Supplemental Retirement Plans, determined using interest rate and mortality rate assumptions described below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1) (2) (3)		(4)
Jeffrey H. Curler	Bemis Retirement Plan (BRP)	33.58	1,512,620	—
	Bemis Supplemental Retirement Plan (Supplemental Plan)	33.58	5,499,839	—
	Bemis Supplemental Retirement Plan for Senior Officers	33.58	3,512,011	—
	Total		10,524,470	—
Gene C. Wulf	Bemis Retirement Plan (BRP)	31.33	1,294,928	—
	Bemis Supplemental Retirement Plan (Supplemental Plan)	31.33	1,834,191	—
	Bemis Supplemental Retirement Plan for Senior Officers	31.33	1,311,102	—
	Total		4,440,221	—
Henry J. Theisen	Bemis Retirement Plan (BRP)	30.96	1,112,753	—
	Bemis Supplemental Retirement Plan (Supplemental Plan)	30.96	2,007,403	—
	Bemis Supplemental Retirement Plan for Senior Officers	30.96	1,591,337	—
	Total		4,711,493	—
William F. Austen	Bemis Retirement Plan (BRP)	6.80	79,548	—
	Bemis Supplemental Retirement Plan (Supplemental Plan)	6.80	136,850	—
	Bemis Supplemental Retirement Plan for Senior Officers	6.80	370,727	—
	Total		587,125	—
Gene H. Seashore	Bemis Retirement Plan (BRP)	26.98	1,162,484	—
	Bemis Supplemental Retirement Plan (Supplemental Plan)	26.98	1,179,175	—
	Bemis Supplemental Retirement Plan for Senior Officers	26.98	1,147,870	—
	Total		3,489,529	—

Key Assumptions	12/31/2006	12/31/2005
Discount Rate	5.75%	5.50%
Expected Retirement Age	Earliest unreduced age	Earliest unreduced age
Pre-Retirement Decrements	None	None
Post-Retirement Mortality	RP 2000 Projected from 2000 to 2007	RP 2000 Projected from 2000 to 2005
Form of Payment:
BRP	Single Life Annuity	Single Life Annuity
Supplemental	Lump Sum	N/A
SERP	Lump Sum	Single Life Annuity
Lump Sum Assumptions:
Interest	5.50%	NA
Mortality	Table specified under IRC Section 417(e)	NA

Plan Changes During 2006

Lump sums are allowed in Supplemental Plan and Bemis Supplemental Retirement Plan for Senior Officers.

Senior officers now have the non-qualified benefit split into Supplemental Plan and Bemis Supplemental Retirement Plan for Senior officers (previously it was only the Bemis Supplemental Retirement Plan for Senior officers).

The Bemis Supplemental Retirement Plan for Senior Officers provides the average of highest five (5) non-consecutive years of pay out of the last 15 years (previously it was consecutive).

(1)             Retirement Programs -We sponsor two qualified retirement plans:  the Bemis Retirement Plan (BRP) and the Bemis Investment Profit Sharing Plan (BIPSP). The BRP is a traditional defined benefit plan and the BIPSP is a profit sharing plan implemented in 2006 as a replacement for the BRP. Eligible employees hired on or after January 1, 2005 are eligible to receive a contribution in the BIPSP and do not participate in the BRP. Eligible employees hired prior to 2005 that have completed a year of eligibility service by December 31, 2005, continue to participate in the BRP. However, only BRP participants as of December 31, 2005 who were at least age 40 and whose combined age plus service equals 60 (i.e. “Group A Grandfathered”), continue to accrue benefits under the BRP in the same way as prior to 2006. All other BRP participants (“Group B Grandfathered”) continue to have the BRP benefit adjusted with pay increases and receive no service accruals after 2005. Instead, Group B Grandfathered employees are eligible to participate in the BIPSP. All Named Executive Officers, with the exception of Mr. Austen, are Group A Grandfathered and qualify for the continued full participation in the BRP. We also sponsor two non-qualified pension plans, the Supplemental Plan and the Bemis Supplemental Retirement Plan for Senior Officers, and a non-qualified profit sharing plan, the Supplemental BIPSP.

(2)             Bemis Retirement Plan (BRP) and Bemis Supplemental Retirement Plan (Supplemental Plan) - Both the BRP and the Supplemental Plan are non-contributory defined benefit plans with an offset for Social Security, which provides benefits determined primarily by final average salary and years of service. Final average salary is determined by using the highest five consecutive years of earnings out of the last fifteen. Eligible earnings include regular annual base compensation plus any annual non-equity cash incentive earned. The benefit formula is 50% of the final average salary, less 50% of the estimated Social Security benefit. Benefits are generally accrued over a 30-year period. The Supplemental Plan is a non-qualified defined benefit “excess” plan that provides an additional benefit which would have been provided under the BRP but for the limitations imposed by IRC Section  415 (maximum benefits) and IRC Section 401(a)(17) (maximum compensation). The provisions of the Supplemental Plan generally mirror the BRP, except the Supplemental Plan provides for a present value lump sum payment option, while the BRP does not. Jeff Curler, Gene Wulf and Gene Seashore, three of the Named Executive Officers, meet the eligibility requirements for early retirement as of December 31, 2006. Early retirement eligibility is age 55 with 10 years of service. The early retirement benefit equals the normal retirement benefit, reduced by 2% each year from age 65 to age 62, then reduced 4% each year to age 55. In addition, a Social Security supplement is payable from early retirement until age 65.

(3)             Similar to the BRP and Supplemental Plans, the total benefit under the Bemis Supplemental Retirement Plan for Senior Officers is 50% of final average earnings, less 50% of the estimated Social Security benefit, then offset by the BRP and Supplemental Plan benefit amounts. However, unlike the BRP and the Supplemental Plan, benefits under the Bemis Supplemental Retirement Plan for Senior Officers accrue over a 20-year period. In addition, final average earnings are calculated using the highest five (5) years during the last 15, whether or not they are consecutive. For Senior Officers that also receive contributions under the BIPSP and Supplemental BIPSP described below, their benefit is further reduced by the value of the BIPSP and Supplemental BIPSP. Jeff Curler, Gene Wulf, and Gene Seashore, three of the Named Executive Officers, meet the eligibility requirements for early retirement as of December 31, 2006. Benefits under the Bemis Supplemental Retirement Plan for Senior Officers vest upon attainment of age 50 with 20 years of service, or when combined age and service totals 75 or more. The early retirement eligibility is the same as the vesting eligibility noted above, except that the Senior Officer cannot commence payment prior to age 55. The Bemis Supplemental Retirement Plan for Senior Officers has no early retirement reductions and a present value lump sum form of payment is offered.

(4)             All assumptions used to calculate the present value of accumulated benefits under the BRP, Supplemental Plan and Bemis Supplemental Retirement Plan for Senior Officers, are the same as those used in Note 8 to our financial statements as of December 31, 2006, except for the assumed retirement age. The assumed retirement age has been changed to reflect the earliest unreduced age under the Bemis Supplemental Retirement Plan for Senior Officers. Lump sums under the Supplemental and Bemis Supplemental Retirement Plan for Senior Officers were calculated assuming a 5.5% lump sum interest rate and the mortality table specified under IRC Section 417(e) for qualified plans.

DIRECTOR COMPENSATION

Director compensation is approved by the Board of Directors, after the Compensation Committee recommends appropriate annual pay levels. The Committee determines appropriate pay levels using the expertise and data supplied by the compensation consultants. The components of Director pay include cash or stock in lieu of cash, restricted stock units and an additional cash payment for Directors who serve as Chairs on the various Committees. For 2006, the Board approved annual board compensation of $65,000 and annual restricted stock units valued at $32,500, which is one half of the annual cash compensation. In addition, the Committee chairs receive a payment of cash or stock in lieu of cash in the amount of $15,000. The fees earned or paid in cash column represent earnings for 2005 paid in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
		(2)
John G. Bollinger	13,500	5,000	18,500
William J. Bolton	66,500	10,556	77,056
Winslow H. Buxton	15,000	5,000	20,000
David S. Haffner	66,500	20,556	87,056
Barbara L. Johnson	58,500	10,556	69,056
Timothy M. Manganello(1)	56,500	37,222	93,722
Nancy P. McDonald	57,500	25,556	83,056
Roger D. O’Shaughnessy(1)	56,500	25,556	82,056
Paul S. Peercy(1)	44,000	13,889	57,889
Edward N. Perry	66,500	27,222	93,722
William J. Scholle	61,500	27,222	88,722
Philip G. Weaver(1)	66,000	22,222	88,222

(1)          Directors Manganello, O’Shaughnessy, Peercy and Weaver elected to receive their annual retainer in the form of Bemis stock in lieu of cash.

(2)          Represents the grant date fair value recognized for financial reporting purposes for compensation earned in 2006, utilizing assumptions discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2006, for all restricted stock units, calculated in accordance with FAS 123(R), disregarding any estimate for service based forfeitures. All restricted stock units have a three-year vesting period.

Aggregate number of vested options and restricted stock units outstanding for Directors at the end of 2006:

Director Name	Aggregate Number of Vested Options Outstanding(#)	Aggregate # of Restricted Stock Units Outstanding(#)
John G. Bollinger(a)		0
William J. Bolton	10,000	797
Winslow H. Buxton(a)		0
David S. Haffner		2,445
Barbara L. Johnson		797
Timothy M. Manganello		4,312
Nancy P. McDonald		2,445
Roger D. O’Shaughnessy	10,000	2,445
William J. Scholle	5,400	2,612
Philip G. Weaver		2,612

(a)           Mr. Bollinger and Mr. Buxton retired from the Board in May 2006.

POTENTIAL PAYMENTS UPON TERMINATION, INCLUDING CHANGE OF CONTROL

The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the Executive Officers would be entitled to upon termination of employment, including following a change of control. Except for (i) certain terminations following a change of control of the company as described below, and (ii) involuntary termination as shown below, there are no other agreements, arrangements or plans that entitle Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating Executive Officer (other than following a change of control) would be at the discretion of the Compensation Committee.

Potential Payments Upon Termination of Employment, Including Following a Change of Control

Named Executive	Event	Cash Severance Payment (salary, bonus, etc.) ($)	Incremental Pension Benefit (present value) ($)	Continuation of Medical/ Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards ($)	Excise Tax Gross-up ($)
			(2)
Jeffrey H. Curler	Death				9,197,197
	Disability				9,197,197
	Voluntary termination
	Voluntary retirement
	Involuntary termination	1,010,000
	Involuntary termination for cause
	(1) Involuntary or constructive termination after change of control	13,204,400		60,000	9,197,197	6,853,018
Gene C. Wulf	Death				2,618,159
	Disability				2,618,159
	Voluntary termination
	Voluntary retirement
	Involuntary termination	478,000
	Involuntary termination for cause
	(1) Involuntary or constructive termination after change of control	4,698,860		60,000	2,618,159	2,385,615
Henry J. Theisen	Death				7,637,922
	Disability				7,637,922
	Voluntary termination
	Voluntary retirement
	Involuntary termination	532,000
	Involuntary termination for cause
	(1) Involuntary or constructive termination after change of control	5,621,040		60,000	7,637,922	3,351,800

Named Executive	Event	Cash Severance Payment (salary, bonus, etc.) ($)	Incremental Pension Benefit (present value) ($)	Continuation of Medical/ Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards ($)	Excise Tax Gross-up ($)
			(2)
William F. Austen	Death				4,621,280
	Disability				4,621,280
	Voluntary termination
	Voluntary retirement
	Involuntary termination	399,000
	Involuntary termination for cause
	(1) Involuntary or constructive termination after change of control	3,738,520		60,000	4,621,280	2,566,207
Gene H. Seashore	Death				1,832,575
	Disability				1,832,575
	Voluntary termination
	Voluntary retirement
	Involuntary termination	372,000
	Involuntary termination for cause
	(1) Involuntary or constructive termination after change of control	3,450,280		60,000	1,832,575	1,728,617

(1)           Involuntary or constructive termination after change of control: provides salary, bonus, benefit costs, vested equity units outstanding, equity units to be granted, and tax gross-up values. The cash column represents three (3) times the annual base salary, three (3) times the highest bonus paid, a cash payment equal to the value of the 2006 restricted stock award made to the Named Executive Officers and three (3) times the benefit costs calculated at 30% of base pay. The continuation of medical/welfare benefits column represents $60,000 in estimated health, welfare and life insurance cost.

(2)           Vested pension benefits, if any, for the Named Executive Officers are not listed in this table because they are already provided under Pension Benefits.

MANAGEMENT AGREEMENTS

We have Management Agreements (“Agreements”) with Mr. Curler and the other Executive Officers that become effective only upon a change of control event. A change of control event is deemed to have occurred if any person acquires or becomes a beneficial owner, directly or indirectly, of our securities representing 20 percent or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of Directors, or 20 percent or more of the then outstanding shares of our Common Stock. If, in connection with a change of control event, an Executive Officer is terminated involuntarily or constructively involuntarily terminated, such Executive Officer will be entitled:

(a)          to immediately receive from us or our successor, a lump-sum cash payment in an amount equal to three times the sum of (1) the executive’s annual salary for the previous year, or, if higher, the executive’s annual salary in effect immediately prior to the change of control event; (2) the executive’s target bonus for the current year, or, if higher, the highest annual bonus received by the executive during the previous five years; and (3) the estimated value of fringe benefits and perquisites;

(b)         to immediately receive from us or our successor, a lump-sum cash payment in an amount equal to the executive’s most recent annual grant of equity units multiplied by the value of a share of our common stock on the day immediately prior to the change of control event; and

(c)          for three years after the “Involuntary Termination” or “Constructive Involuntary Termination”, to participate in any health, disability and life insurance plan or program in which the executive was entitled to participate immediately prior to the change of control event; but notwithstanding anything to the contrary above, the executive will not be entitled to benefits under subparagraphs  (a), (b) or (c) above for any time following the executive’s sixty-fifth (65th) birthday.

For purposes of the Agreements, “Involuntary Termination” means a termination by us of the executive’s employment that is not a termination for “Cause” and that is not on account of the death or disability of the executive.

“Constructive Involuntary Termination” means any of the following events:  (1) reduction of the executive’s title, duties, responsibilities or authority, other than for Cause or disability; (2) reduction of the executive’s annual base salary; (3) reduction of the aggregate benefits under our pension, profit sharing, retirement, life insurance, medical, health and accident, disability, bonus and incentive plans and other employee benefit plans and arrangements or reduction of the number of paid vacation days to which the executive is entitled; (4) we fail to obtain assumption of the Agreement by any successor; (5) we require the executive to perform his primary duties at a location that is more than 25 miles further from his primary residence than the location at which he performs his primary duties on the effective date of the Agreement; or (6) a termination of employment with us by the executive after any of the other occurrences listed.

“Cause” means, and is limited to, (1) willful and gross neglect of duties by the executive that has not been substantially corrected within 30 days after his receipt from us of written notice describing the neglect and the steps necessary to substantially correct it, or (2) an act or acts committed by the executive constituting a felony and substantially detrimental to us or our reputation.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed of six independent non-employee directors. It is responsible for overseeing the Company’s financial reporting and the Company’s controls regarding accounting and financial reporting. In performing its oversight function, the Committee relies upon advice and information received in written form and in its quarterly discussions with the Company’s management, the Company’s Director of Global Financial Compliance, the Company’s Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Company’s Director of Global Financial Compliance, the Company’s Director of Internal Audit, and PricewaterhouseCoopers have direct access to the Audit Committee at any time on any issue of their choosing and the Committee has the same direct access to the Company’s Director of Global Financial Compliance, the Director of Internal Audit and PricewaterhouseCoopers. The Committee meets privately with the Director of Internal Audit, with the Company’s Director of Global Financial Compliance and with PricewaterhouseCoopers at least four times a year.

Specifically, the Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management; (ii) met and discussed the financial statements and related issues with senior management, the Company’s Director of Global Financial Compliance, the Company’s Director of Internal Audit (iii) met and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iv) received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (v) approved related person transactions in accordance with the Related Persons Transaction Policy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	2006	2005
Audit Fees(1)	$1,893,090	$1,634,497
Audit-Related Fees(2)	112,683	307,903
Tax Fees(3)	42,674	54,993
All Other Fees(4)	4,800	13,800
Total Fees	$2,053,247	$2,011,193

(1)          Audit Fees—These are fees for professional services performed by PricewaterhouseCoopers for the integrated audits of the Company’s annual financial statements and reviews of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-Related Fees—These are fees for the assurance and related services performed by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2006, this consists primarily of acquisition/disposition transaction assistance and in 2005 acquisition/disposition transaction assistance and employee benefit plan audits.

(3)          Tax Fees—These are fees for professional services performed by PricewaterhouseCoopers with respect to tax compliance, tax advice and tax planning. For 2006 and 2005, this includes review and/or preparation of certain foreign tax returns and tax services related to participants in the Company’s expatriate program in 2005.

(4)          All Other Fees—These are license fees for internal audit software.

The Audit Committee approved all audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm prior to management engaging the auditor for that purpose. The Committee’s current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Company’s independent registered public accounting firm. In making its recommendation to appoint PricewaterhouseCoopers as the Company’s independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers is compatible with maintaining that firm’s independence.

Based on their review and the discussions with senior management, the Director of Global Financial Compliance, the Director of Internal Audit and PricewaterhouseCoopers referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Philip G. Weaver, Chair and Financial Expert
Barbara L. Johnson
Nancy P. McDonald
Paul S. Peercy
Edward N. Perry
William J. Scholle

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A further purpose of the meeting is to vote on the ratification of the appointment of the independent registered public accounting firm (“auditor”) for the year ending December 31, 2007. While neither Missouri law, our Restated Articles of Incorporation nor our Bylaws require submission to the stockholders the question of appointment of auditors, it has been the policy of our Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as our auditors for many years. If the stockholders do not ratify this appointment, the Audit Committee will consider other independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

The proxies will vote your proxy for ratification of the appointment of PricewaterhouseCoopers LLP unless you specify otherwise in your proxy.

The Audit Committee recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSAL ON COMPENSATION REPORT

The International Brotherhood of DuPont Workers, P.O. Box 10, Waynesboro, Virginia 22980, owner of 130 shares of our common stock, has given notice that it will introduce the following resolution and statement in support thereof:

Resolved:  “That the stockholders of Bemis, Inc, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors give consideration to preparing a report, to be made available to shareholders four months after the 2007 Annual meeting, that shall review the compensation packages provided to senior executives of the Company and address the following.

1.                Comparison of compensation packages for senior executives with that provided to the lowest paid Company employees.

2.                Whether there should be a ceiling on compensation provided to senior executives so as to prevent the possibility of excessive compensation.

3.                Whether compensation of senior executives should be adjusted in the event of the layoff of a substantial number of employees.”

Stockholder’s Statement

A review of Bemis’s 2006 proxy statement reveals that CEO Curler received total compensation in 2005, including wages and stock, of $7.43 million. This represented a 44% increase over his 2004 total compensation of $5.15 million. He also has stock options, presently unexercised, worth over $7 million and an estimated yearly pension of almost $600,000.

Contrast Mr. Curler’s situation with that of the Bemis employees in the U.S. who actually produce the products that have made this Company so successful. Their yearly wage increase over the past two years has averaged about 3%. During this same time period, these employees have seen their health care costs skyrocket, eating up virtually all of their wage increase. The situation is even worse once they retire; Bemis provides no help of any kind with retiree health care costs. As for pensions, employees are no longer offered a pension—in place of a pension, employees are only provided with a token amount in their 401K.

If it is appropriate to provide such generous compensation to Mr. Curler, wouldn’t it be appropriate to rethink the compensation provided to the employees who work in the Company’s very own factories.

It is time to reevaluate the criteria used for compensating those who work for Bemis. This proposal will do just that and would be applauded by the employees of Bemis as well as the general public. This would serve Bemis well, given its global stature and its increasing prominence in the market place.

If you AGREE, please mark your proxy FOR this resolution.

Bemis’ Statement in Opposition to Proposal

As described in more detail below, the Board of Directors believes that the stockholder proposal should be opposed for three basic reasons:

1.                We have already explained our process for determining the compensation packages of our Executive Officers;

2.                The Board and management will be distracted by activities that do not add value for the other stockholders; and

3.                The costs of preparing the requested report will outweigh the benefits.

In addition, all employees make important contributions to our success. We are committed to paying our employees fairly in accordance with their job responsibilities, their performance in those jobs and their ability to contribute to our overall success, taking into account competitive and market factors. Our executive compensation program is designed to compensate our Executive Officers fairly based on their performance and contribution to us, to provide incentives to attract and retain key executives, and to instill in them a long-term commitment to us and a sense of Company ownership, all consistent with stockholders’ interests.

The Compensation Discussion and Analysis in this proxy statement provides a comprehensive review of our philosophy for compensating our Executive Officers, the components of the Executive Officer compensation program, and the method for determining and approving the compensation for Executive Officers. This proxy statement includes detailed information about the cash and equity compensation paid to the Named Executive Officers, as well as information about perquisites provided to them. As discussed in more detail in the Compensation Discussion and Analysis, the Compensation Committee endeavors to provide a compensation program (i) that is competitive with other companies that we compete with for executive talent; and (ii) adjusted for our performance. The Compensation Committee engages an outside consultant to provide the Compensation Committee with market data for peer companies.

We believe that our Compensation Committee and stockholders already have the information necessary to understand and assess the compensation packages provided to our Executive Officers. Our Compensation Committee believes that we must set the compensation of employees, including our Executive Officers, based on conditions and competitive factors in the market today in order to attract the kind of executive talent necessary to execute our business strategies. As a result, we do not believe that the information compiled by a report of the type requested by the stockholder proposal will result in any change to our practices. Therefore, we do not believe that the stockholders would benefit from the report.

The proxies will vote your proxy against the stockholder proposal on compensation report unless you specify otherwise in your proxy.

For the above reasons, the Board recommends that the stockholders vote AGAINST this proposal.

SUBMISSION OF STOCKHOLDER PROPOSALS

We must receive all stockholder proposals to be presented at the 2008 annual meeting of stockholders that are requested to be included in the Proxy Statement and form of proxy relating thereto not later than November 23, 2007.

Stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at our principal executive offices not less than 90 days before the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal or such stockholder and the nominees, as specified in our Bylaws. The presiding officer of the meeting will refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

The Board of Directors is not aware of any other matters to be presented at the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

HOUSEHOLDING

In 2002, the SEC approved a procedure, called “householding”, concerning the delivery of proxy information to stockholders. Under householding, stockholders who share the same last name and address, and do not participate in electronic delivery, will receive only one copy of the proxy materials, including our Annual Report to Stockholders. We initiated householding to reduce printing costs and postage fees.

Stockholders wishing to continue to receive multiple copies of proxy materials may do so by completing and returning the “opt out” card previously mailed to you or by notifying us in writing or by telephone at Bemis Company, Inc., One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669, 920-727-4100. Upon such request, we will promptly deliver copies of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders who share an address (but not the same last name) may request householding by notifying us at the above-referenced address or telephone number.

By Order of the Board of Directors

James J. Seifert,
Vice President, Secretary and General Counsel

PROXY

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, WI 54957-0669

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Melanie E.R. Miller and James J. Seifert, or either of them, as Proxies with power of substitution to vote on all matters, as designated on the reverse side, all the shares of stock of Bemis Company, Inc. held of record by the undersigned on March 9, 2007, at the Annual Meeting of Stockholders to be held on May 3, 2007.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the Nominees, for Proposal 2 and against Proposal 3.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BEMIS COMPANY, INC, ONE NEENAH CENTER, 4TH FLOOR P.O. BOX 669 NEENAH, WI 54957-0669	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bemis Company, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bemis Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
				BEMSC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEMIS COMPANY, INC.

Vote On Directors
To withhold authority to vote for any Individual
1.	To elect four directors each to serve for a term of three years.	For	Withhold	For All	nominee(s), mark “For All Except” and write the
		All	All	Except	number(s) of the nominee(s) on the line below
01) Nancy P. McDonald, 02) Jeffrey H. Curler,
03) Roger D. O’Shaughnessy, 04) David S. Haffner
		☐	☐	☐

Vote On Proposals						For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm of the Company.					☐	☐	☐

3.	To vote upon the stockholder proposal on compensation report, if properly presented at the meeting.					☐	☐	☐

4.	To transact such other business as may properly come before the meeting.

5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Only stockholders of record at the close of business on March 9, 2007 will be entitled to receive notice of and to vote at the meeting.

Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on the back	☐
where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date